Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-261990) of our report dated October 15, 2021, relating to the financial statements of Opti-Harvest, Inc. as of December 31, 2020 and 2019 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 31, 2022

6100 Glades Road, Suite 205	1925 Century Park East, Suite 1120	Room 2109, 27/F, Shui On Centre
Boca Raton, Florida 33434	Los Angeles, California 90067	6-8 Harbour Rd, Wanchai, Hong Kong
Telephone: 561.487.5765	Telephone: 310.601.2200	Telephone: 852-2780-8717
Facsimile: 561.487.5766	Facsimile: 310.601.2201	Facsimile: 852-2780-8717
www.weinbergla.com